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                                                                   Exhibit 10.36
                               SEVERANCE AGREEMENT
                           AND FULL RELEASE OF CLAIMS

         This Severance Agreement and Full Release of Claims (the "Release") is made and entered into as of October 14, 2002 by and between Vista Hospice Care, Inc. ("VistaCare" or the "Company") and Philip B. Arnold ("Mr. Arnold").

         1. SEVERANCE BENEFITS. Mr. Arnold's last day of employment with VistaCare is August 30, 2002. However, upon his execution of this Release, he will receive Severance Benefits which are not available through any policy of VistaCare and only through this agreement, as follows:

         (a) Payment of one hundred fifteen thousand dollars ($115,021.14), which will be paid in equal bi-weekly installments of eight thousand, eight hundred forty-seven dollars and eighty cents ($8,847.80) less applicable withholdings;

         (b) The Company will accelerate to August 30, 2002 the vesting with respect to 50,000 shares of Mr. Arnold's existing option grant;

         (c) On or before November 30, 2002, Mr. Arnold will be paid a bonus of seventy-five thousand dollars ($75,000.00);

         (d) Payment of four thousand one hundred eighty-five dollars ($4,185.00), for his short term disability bank (STD); and

         (e) Continuation of current family health insurance coverage through COBRA for six months beginning September 2002 and ending on February 28, 2003 or when Mr. Arnold becomes eligible for other coverage, whichever occurs first.

         2. RELEASE OF ALL CLAIMS. In exchange for the Severance Benefits set forth above and other good and valuable consideration, Mr. Arnold waives all claims against VistaCare, Inc., Vista Hospice Care, Inc., and any and all of their parents, subsidiaries, or affiliate entities, principals, shareholders, officers, employees, and agents (collectively, the "Releases") arising out of his employment with VistaCare or separation from that employment. Mr. Arnold expressly acknowledges and agrees that this Release includes without limitation any claim or lawsuit arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act, the American With Disabilities Act, the Family and Medical Leave Act, and any other federal and/or state statute or local ordinance or any common law cause of action including, without limitation, claims for breach of contract, Whistleblower claims, wrongful discharge, or claim of personal injury. Mr. Arnold agrees that he will in no way disparage, demean, make negative comments about or take negative action against VistaCare or assist in any way any other individual or entity attempting to make or making a claim of any type unless required by law or court order.

         3.       CONFIDENTIAL INFORMATION.

         (a) As used herein, the term "Confidential Information" shall mean any and all information of the Company that is not generally known by others with whom it competes or does business, or with whom it plans to compete or do business and any and all information


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which, if disclosed by the Company, would assist in competition against it.
Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, marketing and financial activities of the Company, (ii) the manner in which the Company operates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company,
(iv) the identity and special needs of the patients, referral sources or suppliers of the Company and (v) the people and organizations with whom the Company has business relationships. Confidential Information also includes comparable information that the Company has received belonging to others or that was received by the Company with an understanding that it would not be disclosed. Confidential Information shall not include any information that: (A) was or becomes generally known in the trade or business of the Company or by Mr. Arnold through no act of Mr. Arnold; or (B) has come into the possession of Mr. Arnold from a third party who is under no obligation to the Company to maintain the confidentiality of such information.

         (b) As used herein, the term "Person" shall mean any natural person or any corporation, association, partnership, joint venture, company, business trust, trust, organization, business or government or any governmental agency or political subdivision of any government.

         (c) Mr. Arnold acknowledges that the Company continually develops Confidential Information, that he may develop Confidential Information for the Company and that he may learn of Confidential Information during the term of this Agreement. Mr. Arnold will comply with the policies and procedures of the Company for protecting Confidential Information and shall not at any time disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company), or use for his own benefit or gain, any Confidential Information obtained by him incident to his employment, consultancy or other association with the Company. Mr. Arnold understands that this restriction shall continue to apply without limitation after this Agreement terminates, regardless of the reason for such termination.

         (d) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by Mr. Arnold, shall be the sole and exclusive property of the Company. Mr. Arnold shall safeguard all Documents and shall surrender to the Company immediately or at such time or times as the Company's President or Chief Financial Officer or his designee may specify, all Documents then in his possession or control.

         4.       NON-COMPETITION AGREEMENT AND NON-SOLICITATION OF EMPLOYEES.

                  (a) In order to protect VistaCare's goodwill and competitive position, and in exchange for the consideration granted in this Release, Mr. Arnold agrees that for a period of one (1) year after the termination of his employment he will not perform any services, either as a consultant, employee, investor or otherwise, which are similar to the services performed by him for the Company as an employee or otherwise for any Person who competes or is planning to compete with any current, planned or reasonably foreseeable business, product or service of the Company. Acknowledging the strong interest of the Company in an undisrupted workplace, Mr.

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Arnold agrees that for a period of one (1) year after the termination of his employment, he will not (i) hire or attempt to hire any employee or former employee of the Company or any of its affiliates, assist in such hiring by any Person or seek to persuade any employee of the Company or any such affiliates to discontinue employment or (ii) solicit or encourage any independent contractor or supplier providing services or products to the Company or any such affiliates to terminate or diminish its relationship with them. A former employee of the Company shall be a subject of this prohibition for one (1) year after such employee's employment with the Company has ceased.

         5. CONFIDENTIALITY. Mr. Arnold agrees that the terms of this Release, including the payment made hereunder, are confidential and shall not be divulged to any third party except for Mr. Arnold's tax advisor and/or his attorney who shall be advised of this confidentiality provision.

         6. NOTIFICATION. Mr. Arnold agrees to immediately notify, orally and in writing, the President and CEO or Vice President of Human Resources of VistaCare if he is contacted by any federal, state, or local government agency or body, or any individual or entity acting on behalf of a government agency or body, regarding VistaCare or any events or individuals about which he may have knowledge as a result of his employment with VistaCare. Mr. Arnold further agrees to cooperate with VistaCare in any governmental investigations, audits, or proceedings that relate to VistaCare or to its present or former employees, officers, directors, independent contractors, or patients.

         7. LIQUIDATED DAMAGES. In the event that Mr. Arnold violates any aspect of the Paragraphs 2, 3, 4, 5 and 6 of this Agreement, he acknowledges that said breach shall cause damage to VistaCare, and Mr. Arnold further agrees to be obligated to pay VistaCare the sum of one hundred fifteen thousand twenty-one dollars and fourteen cents ($115,021.14) for breach of this Severance Agreement as liquidated damages, an amount which the Parties have agreed upon as being a fair and reasonable approximation of damages which are otherwise difficult to quantify.

         8. REMEDIES. Without limiting the remedies available to VistaCare, Mr. Arnold acknowledges that a breach of paragraphs 3, 4, 5, 6, 7 and/or 8 of this Release could result in irreparable injury to VistaCare for which there would be no adequate remedy at law, and that, in the event of such a breach or threat thereof, VistaCare will be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction refraining him from engaging in any activities prohibited by this Release or such other equitable relief as may be required to enforce specifically any of the terms of this Release.

         9. GOVERNING LAW, FORUM SELECTION. This Release will be governed and construed in accordance with the laws of the State of Arizona. Mr. Arnold hereby irrevocably submits to the exclusive concurrent jurisdiction of the United States District Court for Arizona over any dispute arising out of or relating to this Agreement and Mr. Arnold irrevocably agrees that all claims in respect to such dispute or any suite, action, or proceeding related thereto may be heard and determined in such court. Mr. Arnold irrevocably waives, to the fullest extent permitted by applicable law, any objection he may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute.

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         10. ENCOURAGEMENT TO CONSULT ATTORNEY. Mr. Arnold is hereby encouraged to consult with his attorney of his own choosing before executing this Release.

         11. ADEQUATE CONSIDERATION. Mr. Arnold acknowledges that he is receiving adequate consideration for the rights and claims he is waiving under this Release and for the obligations imposed upon her by virtue of this Release.

         12. TIME TO CONSIDER SIGNING WAIVER. Mr. Arnold has been provided twenty-one (21) days in which to review, sign, and return this Release. In addition, he has seven (7) days after signing the Release to change his mind and submit a written revocation of his agreement to this Release. Should Mr. Arnold exercise his right to revoke under this provision, Mr. Arnold agrees to repay any funds paid pursuant to this Release.

         13. SEVERABILITY. Each provision, section, and subsection of this Agreement is separable from every other provision, section, and subsection, and constitutes a separate and distinct covenant. If any provision, section, or subsection of this Agreement is adjudged by a court to be invalid, ineffective, or unenforceable, in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section, or subsection. The invalid, ineffective, or unenforceable provision will, without further action by the parties, be automatically amended to affect the original purpose and intent of the invalid, ineffective, or unenforceable provision.

         14. COMPLETE AGREEMENT AND UNDERSTANDING. This Release embodies the complete agreement and understanding between VistaCare and Mr. Arnold concerning its subject matter, and supersedes and preempts any prior understandings, agreements, or representations between them, whether written or oral.

         15. KNOWING AND VOLUNTARY EXECUTION. Having elected to sign this Release and to fulfill the promises set forth herein, Mr. Arnold freely and knowingly and after due reflection enters into this Release intending to waive and release all claims he has or might now have against the Releasees. He knowingly and voluntarily executes this Release on his own behalf and on behalf of any heirs, agents, representatives, successors and assigns that he might have now or in the future.

                                        VistaCare, Inc.


                                        By: /s/ Stephen Lewis
                                            ------------------------------------
                                                 Stephen Lewis
                                        Title:  Senior Vice President

                                         /s/ Philip B. Arnold
                                            ------------------------------------
                                               Philip B. Arnold

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